Exhibit 99.1

Praxair Reports Record Third-Quarter Earnings

  Sales of $2.5 billion, 11% above prior-year quarter
  Net income of $377 million and diluted EPS of $1.21, up 19%*
  Overall volume + 9% versus prior-year quarter. Strong growth in emerging markets and continued steady volume recovery in developed markets
  Increases full-year adjusted diluted EPS guidance to $4.67 - $4.72*
  Fourth-quarter diluted EPS guidance of $1.18 to $1.23

DANBURY, Conn.--(BUSINESS WIRE)--October 27, 2010--Praxair, Inc. (NYSE: PX) reported third-quarter net income and diluted earnings per share of $377 million and $1.21, respectively, up 19% from the prior-year quarter.*

Third-quarter sales were $2,538 million, 11% above the previous-year quarter. Sales increased due primarily to strong volume growth in all geographic regions. Volume growth in Asia and South America was particularly robust, reflecting new plant start-ups and strong customer demand. By end market, sales growth was driven by chemicals, metals, electronics and manufacturing. Overall sales were comparable to sales in the second quarter of 2010 as continued sequential sales growth in Asia and South America was offset by seasonally lower sales in Europe.

Operating profit in the third quarter of $551 million grew 15% from the prior-year quarter, due primarily to higher volumes.*

The company generated strong cash flow from operations in the quarter of $596 million. Operating cash flow funded $324 million of capital expenditures, largely for new on-site plants. Acquisition expenditures in the quarter were $114 million, related primarily to the acquisition of an ownership interest in industrial gas businesses in the Middle East. The company paid $139 million of dividends and also repurchased $54 million of common stock, net of issuances. The after-tax return-on-capital ratio and return on equity for the quarter were 14.7%, and 26.4%, respectively.*

Commenting on the financial results and business outlook, Chairman and Chief Executive Officer Steve Angel said, “Our results this quarter reflect steadily improving base-business volumes and new plant start-ups. In line with our expectations, the pace of sequential growth has moderated, but we continue to see slow but steady improvement in all geographies. Looking forward, we expect our businesses in South America and in Asia to continue to grow more rapidly than the developed markets.

“We have now established a meaningful footprint in the Middle East via our partnership with the leading industrial gas company in the United Arab Emirates and Kuwait. This is a geography which we expect will provide strong growth for industrial gases due to large, planned investments in the energy sector and diverse manufacturing industries. In addition, we have established a presence in two key industrial regions in Russia. These two regions, combined with our existing businesses in Brazil, Mexico, China and India, give us a strong position in global emerging markets. Increasing consumer demand and investments in infrastructure and energy production in these geographies, combined with more outsourcing of industrial gas supply by customers, will continue to support strong new business activity.”

For the fourth quarter of 2010, Praxair expects diluted earnings per share in the range of $1.18 to $1.23.

For the full year of 2010, Praxair expects sales in the area of $10 billion. The company is raising its guidance for adjusted diluted earnings per share to a range of $4.67 to $4.72.* Full-year capital expenditures are expected to be about $1.4 billion, and the effective tax rate is forecasted to remain at about 28%.

Following is additional detail on third-quarter 2010 results by segment.

In North America, third-quarter sales were $1,282 million, 10% above the prior-year period due primarily to 7% volume growth. Sales grew to chemicals, metals and manufacturing markets. Operating profit of $314 million was 19% above the prior-year quarter due primarily to higher volumes of on-site, merchant, and packaged gases.

In Europe, third-quarter sales were $322 million, comparable to $323 million in the prior year. Excluding currency effects, sales grew 10% primarily from higher overall sales in Germany, Italy and Spain. Sales in Germany to chemical customers were particularly strong. Operating profit was $59 million in the quarter compared to $68 million in the prior-year quarter due to currency effects and business-development related costs in the Middle East and Russia.

In South America, third-quarter sales of $506 million were 16% above the prior-year quarter due primarily to 12% organic growth. Sales growth was driven by metals and manufacturing customers and higher pricing. Operating profit was $117 million compared to $94 million in the prior-year period due to higher volumes and higher pricing.

Sales in Asia grew 24% from the prior-year quarter to $287 million. Excluding currency and cost pass-through effects, sales grew 15%, due primarily to robust volume growth. Growth came from new plant start-ups in China and Korea and strong sales to electronics, chemicals and steel customers. Operating profit was $38 million compared to $37 million in the prior-year quarter. Operating profit in the quarter reflects higher power costs and a larger mix of electronics sales.

Praxair Surface Technologies had third-quarter sales of $141 million compared to $135 million in the 2009 quarter. Sales grew 8% excluding negative currency effects due primarily to demand for aviation and industrial coatings. Operating profit of $23 million in the quarter grew 28% from the prior-year period due to higher volumes and productivity gains.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2009 sales of $9 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

*See the attachments for calculations of non-GAAP measures. Full-year 2010 expected diluted earnings per share are adjusted to exclude the charge related to the Venezuela currency devaluation. Third-quarter and full-year 2009 results are adjusted to exclude the impact of the Brazil tax amnesty program and other charges.

Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary, and Appendix: Non-GAAP Measures.

A teleconference on Praxair’s third-quarter results is being held this morning, October 27, at 11:00 am Eastern Time. The number is (617) 597-5391 -- Passcode: 35806558. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) included in the company’s Form 10-K and 10-Q reports filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

PRAXAIR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share data)
(UNAUDITED)

		Quarter Ended		Year to Date
		September 30,		September 30,
		2010	2009 (b)	2010	2009 (b)

	SALES (a)	$2,538	$2,288	$7,493	$6,549
	Cost of sales	1,444	1,277	4,262	3,662
	Selling, general and administrative	299	284	895	814
	Depreciation and amortization	227	217	685	623
	Research and development	19	20	56	56
	Venezuela currency devaluation and other charges (b)	-	306	27	306
	Other income (expense) - net	2	(10)	9	(25)
	OPERATING PROFIT	551	174	1,577	1,063
	Interest expense - net	29	32	90	100
	INCOME BEFORE INCOME TAXES AND EQUITY INVESTMENTS	522	142	1,487	963
	Income taxes (b)	146	(187)	422	36
	INCOME BEFORE EQUITY INVESTMENTS	376	329	1,065	927
	Income from equity investments	12	7	27	18
	NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	388	336	1,092	945
	Less: noncontrolling interests	(11)	(11)	(30)	(31)
	NET INCOME - PRAXAIR, INC. (b)	$377	$325	$1,062	$914

	PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS (b)

	Basic earnings per share	$1.22	$1.06	$3.46	$2.97

	Diluted earnings per share	$1.21	$1.04	$3.41	$2.93

	Cash dividends	$0.45	$0.40	$1.35	$1.20

	WEIGHTED AVERAGE SHARES OUTSTANDING
	Basic shares outstanding (000's)	307,127	307,360	306,915	307,712
	Diluted shares outstanding (000's)	311,608	312,182	311,424	312,185

(a)

Sales for the 2010 quarter and year-to-date periods increased $48 million and $95 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales for the quarter and year-to-date periods increased $4 million and $228 million, respectively, due to currency effects versus 2009.

(b)

The 2010 year-to-date period includes a first quarter charge of $27 million ($26 million after-tax, or $0.08 per diluted share), related to the Venezuela currency devaluation. (See Note 2 of Praxair's March 31, 2010 Quarterly Report on Form 10-Q) The 2009 quarter and year-to-date periods include a net after-tax benefit of $7 million ($306 million pre-tax charge offset by a $313 million tax benefit), or $0.02 per diluted share, related to a Federal tax amnesty program in Brazil (referred to as the "Refis Program") and other charges. (See Note 2 of Praxair's 2009 Annual Report on Form 10-K) See appendix for non-GAAP measures which exclude the impact of these special items.

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(UNAUDITED)

	September 30,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$71	$45
Accounts receivable - net	1,711	1,579
Inventories	403	377
Prepaid and other current assets	268	222
TOTAL CURRENT ASSETS	2,453	2,223

Property, plant and equipment - net	9,294	8,990
Goodwill	2,067	2,070
Other intangibles - net	137	142
Other long-term assets	1,106	892
TOTAL ASSETS	$15,057	$14,317

LIABILITIES AND EQUITY
Accounts payable	$746	$730
Short-term debt	222	227
Current portion of long-term debt	40	71
Other current liabilities	856	785
TOTAL CURRENT LIABILITIES	1,864	1,813

Long-term debt	4,815	4,757
Other long-term liabilities	2,048	2,099
TOTAL LIABILITIES	8,727	8,669

EQUITY
Praxair, Inc. shareholders' equity	5,991	5,315
Noncontrolling interests	339	333
TOTAL EQUITY	6,330	5,648
TOTAL LIABILITIES AND EQUITY	$15,057	$14,317

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	September 30,		September 30,
	2010	2009	2010	2009
OPERATIONS
Net income - Praxair, Inc.	$377	$325	$1,062	$914
Noncontrolling interests	11	11	30	31
Net income (including noncontrolling interests)	388	336	1,092	945

Adjustments to reconcile net income to net cash provided
by operating activities:
Venezuela currency devaluation and other charges, net of payments	(1)	298	23	270
Deferred income taxes	11	(280)	111	(251)
Depreciation and amortization	227	217	685	623
Accounts receivable	(91)	(57)	(139)	(10)
Inventory	(30)	18	(27)	37
Payables and accruals	89	50	61	(196)
Pension contributions	(3)	(114)	(117)	(123)
Other	6	79	(74)	164
Net cash provided by operating activities	596	547	1,615	1,459

INVESTING
Capital expenditures	(324)	(334)	(937)	(997)
Acquisitions, net of cash acquired	(114)	(117)	(134)	(128)
Divestitures and asset sales	23	7	44	20
Net cash used for investing activities	(415)	(444)	(1,027)	(1,105)

FINANCING
Debt (decrease) increase - net	8	78	(19)	135
Issuances of common stock	79	31	134	68
Purchases of common stock	(133)	(60)	(273)	(145)
Cash dividends - Praxair, Inc. shareholders	(139)	(122)	(414)	(368)
Excess tax benefit on stock option exercises	25	8	38	14
Noncontrolling interest transactions and other	(6)	(10)	(17)	(32)
Net cash used for financing activities	(166)	(75)	(551)	(328)

Effect of exchange rate changes on cash and
cash equivalents	8	4	(11)	7

Change in cash and cash equivalents	23	32	26	33
Cash and cash equivalents, beginning-of-period	48	33	45	32

Cash and cash equivalents, end-of-period	$71	$65	$71	$65

PRAXAIR, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Millions of dollars)
(UNAUDITED)

		Quarter Ended		Year to Date
		September 30,		September 30,
		2010	2009	2010	2009
	SALES
	North America (a)	$1,282	$1,162	$3,801	$3,446
	Europe (b)	322	323	995	932
	South America (c)	506	436	1,454	1,184
	Asia (d)	287	232	825	611
	Surface Technologies (e)	141	135	418	376
	Total sales	$2,538	$2,288	$7,493	$6,549

	OPERATING PROFIT
	North America (a)	$314	$263	$885	$783
	Europe (b)	59	68	199	192
	South America (c)	117	94	340	239
	Asia (d)	38	37	116	96
	Surface Technologies (e)	23	18	64	59
	Segment operating profit	551	480	1,604	1,369
	Venezuela currency devaluation and other charges	-	(306)	(27)	(306)
	Total operating profit	$551	$174	$1,577	$1,063

(a)	North American 2010 sales for the quarter and year-to-date periods increased $30 million and $34 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales for the quarter and year-to-date periods increased $16 million and $92 million, respectively, due to currency effects versus 2009.

(b)	European 2010 sales for the quarter and year-to-date periods increased $3 million and $7 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales decreased $32 million for the quarter and decreased $28 million for the year-to-date period due to currency effects versus 2009.

(c)	South American 2010 sales for the quarter and year-to-date periods increased $2 million and $6 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales for the quarter and year-to-date periods increased $19 million and $140 million, respectively, due to currency effects versus 2009.

(d)	Asian 2010 sales for the quarter and year-to-date periods increased $13 million and $49 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales for the quarter and year-to-date periods increased $6 million and $25 million, respectively, due to currency effects versus 2009.

(e)	Surface Technologies 2010 sales decreased $1 million for the year-to-date period due to lower cost pass-through, with minimal impact on operating profit compared to 2009. Sales decreased $5 million for the quarter and decreased $1 million for the year-to-date period due to currency effects versus 2009. On July 1, 2009, Praxair acquired Sermatech International Holdings Corp., which contributed sales of $41 million in the first half of the year.

	PRAXAIR, INC. AND SUBSIDIARIES
	QUARTERLY FINANCIAL SUMMARY
	(Millions of dollars, except per share data)
	(UNAUDITED)

		2010			2009
		Q3	Q2	Q1 (b)	Q4	Q3 (b)	Q2	Q1
	FROM THE INCOME STATEMENT
	Sales	$2,538	$2,527	$2,428	$2,407	$2,288	$2,138	$2,123
	Cost of sales	1,444	1,437	1,381	1,370	1,277	1,190	1,195
	Selling, general and administrative	299	302	294	274	284	265	265
	Depreciation and amortization	227	230	228	223	217	207	199
	Research and development	19	19	18	18	20	18	18
	Venezuela currency devaluation and other charges	-	-	27	-	306	-	-
	Other income (expenses) – net	2	8	(1)	(10)	(10)	(11)	(4)
	Operating profit	551	547	479	512	174	447	442
	Interest expense - net	29	29	32	33	32	33	35
	Income taxes	146	145	131	133	(187)	109	114
	Income from equity investments	12	8	7	6	7	6	5
	Net income (including noncontrolling interests)	388	381	323	352	336	311	298
	Less: noncontrolling interests	(11)	(10)	(9)	(12)	(11)	(12)	(8)
	Net income - Praxair, Inc.	$377	$371	$314	$340	$325	$299	$290

	PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS
	Diluted earnings per share	$1.21	$1.19	$1.01	$1.09	$1.04	$0.96	$0.93
	Cash dividends per share	$0.45	$0.45	$0.45	$0.40	$0.40	$0.40	$0.40
	Diluted weighted average shares outstanding (000's)	311,608	311,109	311,159	312,624	312,182	312,429	311,311

	FROM THE BALANCE SHEET
	Total debt	$5,077	$5,026	$5,404	$5,055	$5,235	$5,107	$5,045
	Total capital (a)	11,407	10,793	11,134	10,703	10,642	10,053	9,420
	Debt-to-capital ratio (a)	44.5%	46.6%	48.5%	47.2%	49.2%	50.8%	53.6%

	FROM THE STATEMENT OF CASH FLOWS
	Cash flow from operations	$596	$536	$483	$709	$547	$563	$349
	Capital expenditures	324	325	288	355	334	370	293
	Acquisitions	114	16	4	3	117	9	2
	Cash dividends	139	137	138	123	122	123	123

	OTHER INFORMATION
	Number of employees	26,025	25,877	26,010	26,164	26,432	26,139	26,533
	After-tax return on capital (ROC) (a)	14.7%	14.7%	13.6%	14.1%	13.6%	13.8%	13.8%
	Return on Praxair, Inc. shareholders' equity (ROE) (a)	26.4%	27.4%	25.4%	26.2%	26.2%	27.5%	28.7%

	SEGMENT DATA
	SALES
	North America	$1,282	$1,281	$1,238	$1,180	$1,162	$1,120	$1,164
	Europe	322	335	338	351	323	306	303
	South America	506	490	458	461	436	395	353
	Asia	287	280	258	274	232	199	180
	Surface Technologies	141	141	136	141	135	118	123
	Total sales	$2,538	$2,527	$2,428	$2,407	$2,288	$2,138	$2,123
	OPERATING PROFIT
	North America	$314	$294	$277	$261	$263	$264	$256
	Europe	59	73	67	76	68	61	63
	South America	117	114	109	111	94	70	75
	Asia	38	44	34	42	37	33	26
	Surface Technologies	23	22	19	22	18	19	22
	Segment operating profit	551	547	506	512	480	447	442
	Venezuela currency devaluation and other charges	-	-	(27)	-	(306)	-	-
	Total operating profit	$551	$547	$479	$512	$174	$447	$442

(a)	Non-GAAP measure, see Appendix.

(b)

The first quarter 2010 includes a charge of $27 million ($26 million after-tax, or $0.08 per diluted share), related to the Venezuela currency devaluation. The third quarter 2009 includes a charge of $306 million ($7 million after-tax benefit, or $0.02 per diluted share) related to a federal tax amnesty program in Brazil and other charges. See Appendix.

PRAXAIR, INC. AND SUBSIDIARIES
APPENDIX
NON-GAAP MEASURES
(Millions of dollars, except per share data)
(UNAUDITED)

The following non-GAAP measures are intended to supplement investors’ understanding of the company’s financial information by providing measures which investors, financial analysts and management use to help evaluate the company’s financing leverage, return on net assets employed and operating performance. Special items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. Adjusted amounts exclude the impact of the 2010 first quarter Venezuela currency devaluation and the 2009 third quarter Brazil tax amnesty program and other charges which helps investors understand underlying performance on a comparable basis.

		2010			2009
		Q3	Q2	Q1	Q4	Q3	Q2	Q1

Debt to Capital Ratio - The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

	Total debt	$5,077	$5,026	$5,404	$5,055	$5,235	$5,107	$5,045
	Equity:
	Praxair, Inc. shareholders' equity	5,991	5,452	5,398	5,315	5,085	4,638	4,073
	Noncontrolling interests	339	315	332	333	322	308	302
	Total equity	6,330	5,767	5,730	5,648	5,407	4,946	4,375
	Total Capital	$11,407	$10,793	$11,134	$10,703	$10,642	$10,053	$9,420

	Debt to capital ratio	44.5%	46.6%	48.5%	47.2%	49.2%	50.8%	53.6%

After -tax return on Capital (ROC) - After-tax return on capital is a measure used by investors, financial analysts and management to evaluate the return on net assets employed in the business. ROC measures the after-tax operating profit that the company was able to generate with the investments made by all parties in the business (debt, noncontrolling interests and Praxair, Inc. shareholders’ equity).

	Adjusted operating profit (a)	$551	$547	$506	$512	$480	$447	$442
	Less: adjusted income taxes (a)	(146)	(145)	(132)	(133)	(126)	(109)	(114)
	Less: tax benefit on interest expense	(8)	(8)	(9)	(9)	(9)	(9)	(10)
	Add: income from equity investments	12	8	7	6	7	6	5

	Net operating profit after-tax (NOPAT)	$409	$402	$372	$376	$352	$335	$323

	Beginning capital	$10,793	$11,134	$10,703	$10,642	$10,053	$9,420	$9,336
	Ending capital	$11,407	$10,793	$11,134	$10,703	$10,642	$10,053	$9,420
	Average capital	$11,100	$10,964	$10,919	$10,673	$10,348	$9,737	$9,378

	ROC %	3.7%	3.7%	3.4%	3.5%	3.4%	3.4%	3.4%

	ROC % (annualized)	14.7%	14.7%	13.6%	14.1%	13.6%	13.8%	13.8%

Return on Praxair, Inc. Shareholder's equity (ROE) - Return on Praxair, Inc. shareholders' equity is a measure used by investors, financial analysts and management to evaluate operating performance from a Praxair shareholder perspective. ROE measures the net income attributable to Praxair, Inc. that the company was able to generate with the money shareholders have invested.

	Adjusted net income - Praxair, Inc. (a)	$377	$371	$340	$340	$318	$299	$290

	Beginning Praxair, Inc. shareholders' equity	$5,452	$5,398	$5,315	$5,085	$4,638	$4,073	$4,009
	Ending Praxair, Inc. shareholders' equity	$5,991	$5,452	$5,398	$5,315	$5,085	$4,638	$4,073
	Average Praxair, Inc. shareholders' equity	$5,722	$5,425	$5,357	$5,200	$4,862	$4,356	$4,041

	ROE %	6.6%	6.8%	6.3%	6.5%	6.5%	6.9%	7.2%

	ROE % (annualized)	26.4%	27.4%	25.4%	26.2%	26.2%	27.5%	28.7%

(a)	Adjusted Operating Profit and Operating Profit Margin, Income Taxes, Effective Tax Rate, Net income - Praxair, Inc., Diluted EPS, and Full-Year Diluted EPS Guidance

		Third		First		Third
		Quarter		Quarter		Quarter
		2010		2010		2009
	Adjusted Operating Profit and Operating Profit Margin
	Reported operating profit	$551		$479		$174
	Add: Venezuela currency devaluation and other charges (b)	-		27		306
	Adjusted operating profit	$551		$506		$480

	Reported sales	$2,538		$2,428		$2,288
	Adjusted operating profit margin	22%		21%		21%
	Percentage change from 2009 third quarter	15%

	Adjusted Income Taxes
	Reported income taxes			$131		$(187)
	Add: Venezuela currency devaluation and other charges (b)			1		313
	Adjusted income taxes			$132		$126

	Adjusted Effective Tax Rate
	Reported income before income taxes and equity investments			$447		$142
	Add: Venezuela currency devaluation and other charges (b)			27		306
	Adjusted income before income taxes and equity investments			$474		$448

	Adjusted income taxes (above)			$132		$126
	Adjusted effective tax rate			28%		28%

	Adjusted Net Income - Praxair, Inc.
	Reported net income - Praxair, Inc.	$377		$314		$325
	Add: Venezuela currency devaluation and other charges (b)	-		26		(7)
	Adjusted net income - Praxair, Inc.	$377		$340		$318
	Percentage change from 2009 third quarter	19%

	Adjusted Diluted EPS
	Diluted weighted average shares			311,159		312,182

	Reported diluted EPS	$1.21		$1.01		$1.04
	Add: Venezuela currency devaluation and other charges (b)	-		0.08		(0.02)
	Adjusted diluted EPS	$1.21		$1.09		$1.02
	Percentage change from 2009 third quarter	19%

	Adjusted Full-Year 2010 Diluted EPS Guidance
				Low End	High End
	Expected full-year 2010 diluted EPS			$4.59	$4.64
	Add: Venezuela currency devaluation (b)			0.08	0.08
	Adjusted expected full-year 2010 diluted EPS			$4.67	$4.72

	Reported 2009 diluted EPS			$4.01	$4.01
	Less: Brazil tax amnesty program and other charges (b)			(0.02)	(0.02)
	Adjusted full-year 2009 diluted EPS			$3.99	$3.99

	Percentage change from 2009			17%	18%

(b)	Represent non-GAAP adjustments to eliminate the impact of (i) 2010 first quarter Venezuela currency devaluation and (ii) 2009 third quarter Brazil tax amnesty program and other charges. The company does not believe these items are indicative of on-going business trends and, accordingly, their impacts are excluded from the adjusted non-GAAP amounts so that investors can better evaluate and analyze historical and future business trends on a consistent basis.

(i)

On January 8, 2010, Venezuela announced a devaluation of the Venezuelan bolivar and created a two tier exchange rate system. Under the new system, a 2.60 exchange rate between the bolivar and the U.S. dollar (which implies 17.3% devaluation) will apply for essential goods while an exchange rate of 4.3 (implying 50% devaluation) will apply for all remaining sectors, including Praxair's operations. In the first quarter 2010, Praxair recorded a $27 million charge ($26 million after-tax or $ 0.08 per diluted share) due primarily to the remeasurement of the local Venezuelan balance sheet to reflect the new official 4.3 exchange rate.

(ii)

The 2009 third quarter period included a net after-tax benefit of $7 million ($306 million pre-tax charge offset by a $313 million tax benefit), or $0.02 per diluted share, related primarily to a third quarter Federal tax amnesty program in Brazil and other charges. (See Note 2 of Praxair's 2009 Annual Report on Form 10-K)

CONTACT:
Praxair, Inc.
Media:
Susan Szita Gore, 203-837-2311
susan_szita-gore@praxair.com
or
Investors:
Elizabeth Hirsch, 203-837-2354
liz_hirsch@praxair.com